CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Brand Value ETF, a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
May 31, 2017